Exhibit 5.3

November 4, 2011

Vail Resorts, Inc.

390 Interlocken Crescent

Broomfield, Colorado  80021

Ladies and Gentlemen:

We have acted as special Nevada counsel to Heavenly Valley, Limited Partnership, a Nevada limited partnership (the “Company”), in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by Vail Resorts, Inc., a Delaware corporation (“Vail Resorts”), of up to $390,000,000 aggregate principal amount of Vail Resorts’ 6.50% Senior Subordinated Notes due 2019 (the “Exchange Notes”) and the issuance by the Company of a guarantee with respect to the Exchange Notes (the “Guarantee”) in exchange for a like principal amount of Vail Resorts’ outstanding 6.50% Senior Subordinated Notes due 2019.  The Exchange Notes and the Guarantee will be issued pursuant to that certain Indenture, dated as of April 25, 2011 (the “Indenture” and, together with the form of the Exchange Notes and the Guarantee, the “Exchange Note Documents”), by and among Vail Resorts, the entities named therein as guarantors, including the Company, and The Bank of New York Mellon Trust Company, N.A., as trustee.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and Vail Resorts in connection with the authorization and issuance of the Exchange Notes and the Guarantee, all as referenced in the Registration Statement.  For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Exchange Note Documents, the certificate of limited partnership and partnership agreement of the Company, the resolutions of the general partner of the Company with respect to the Exchange Note Documents, and such other documents, agreements, instruments and limited partnership records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter.  We have also obtained from officers and other representatives and agents of the Company and its general partner, and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, in our examination and in rendering this opinion letter, we have, with your permission, assumed without independent verification, that (i) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all

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documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all limited partnership records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to and based exclusively on the internal laws of the State of Nevada generally applicable to business entities and in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction or as to matters of local law or the laws, rules, regulations or ordinances of local governmental departments or agencies within the State of Nevada.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.             The Company is validly existing as a limited partnership and in good standing under the laws of the State of Nevada, with the limited partnership power and authority to authorize, execute and deliver the Exchange Note Documents to which it is a party and to perform its obligations thereunder.

2.             Each of the Exchange Note Documents has been duly authorized by the Company.

3.             The authorization, execution and delivery by the Company of the Exchange Notes to which it is a party and the performance by the Company of its obligations thereunder do not violate (a) the certificate of limited partnership and partnership agreement of the Company or (b) any laws of the State of Nevada applicable to the Company.

4.             No registration, consent, authorization, approval or notice by, from or with any governmental or regulatory body of the State of Nevada (excluding its political subdivisions and local agencies) is required under applicable Nevada law for the execution and delivery by the Company of the Exchange Note Documents to which it is a party or the performance by the Company of its obligations thereunder, except (a) those which have been obtained or made on or prior to the date hereof and are in full force and effect and (b) such as are permitted or required by the Exchange Note Documents to be obtained or made after the date hereof.

The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference therein to our firm under the heading “Legal Matters.”  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Gibson, Dunn & Crutcher LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Note Documents, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP